SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19 Presidential Way

Woburn, MA

(Address of principal executive offices)

01801

(Zip code)

(781) 994-0300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1— Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

ArQule, Inc. (the “Registrant”) previously announced that it had entered into a binding letter of intent for an agreement to co-develop and co-commercialize ARQ 197, a small molecule, selective inhibitor of the c-Met receptor tyrosine kinase, in human cancer indications.

On December 19, 2008, the Registrant announced that the relevant waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 had expired, thereby permitting consummation of the transaction including payment of the $60 million cash up-front licensing payment from Daiichi Sankyo.

The agreement will cover the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, where, as previously disclosed,  Kyowa Hakko Kirin Co., Ltd. has obtained exclusive rights from ArQule for development and commercialization of ARQ 197.

In addition to the $60 million cash upfront licensing payment, the agreement provides for up to an additional $560 million in potential development and sales milestone payments from Daiichi Sankyo to ArQule. Upon commercialization, ArQule will receive tiered, double digit royalties from Daiichi Sankyo on net sales of ARQ 197 commensurate with the magnitude of the transaction. ArQule and Daiichi Sankyo will share equally the costs of Phase 2 and Phase 3 clinical studies, with ArQule’s share of Phase 3 costs payable solely from milestone and royalty payments.  Daiichi Sankyo will fund the costs of commercialization. ArQule retains the option to participate in the commercialization of ARQ 197 in the U.S.

A copy of the Registrant’s December 19, 2008 press release announcing the signing of the agreement and the licensing payment is filed as exhibit 99.1 to this report and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1 Text of  press release announcing the transaction referred to herein, dated December 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer

December 22, 2008